Exhibit 10.1
Amendment dated September 10, 2010, to the Operating Agreement by and between Realtors
Information Network, Inc. and RealSelect, Inc.
Amendment to Operating Agreement
     This Amendment to that certain Operating Agreement (“Operating Agreement”) dated November 26, 1996, as previously amended, between Realtors Information Network, Inc., an Illinois corporation (“RIN”), and RealSelect, Inc., a Delaware corporation (“Operator”), is entered into effective as of September 10, 2010. Capitalized terms used but not defined in this Amendment shall have the meanings as set forth in the Operating Agreement.
     Now, therefore, for valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:
1. The following defined terms are hereby added to Section 1.1 of the Operating Agreement:
     “Amendment Effective Date” shall mean September 10, 2010.”
     “Competitor Website” shall mean any web site [----- * -----].”
2. Sections 5.4 (b) is hereby amended to read in its entirety as follows:
“(b)	The System shall be organized in a fashion to facilitate efficient access to the Real Property Ads by a user. Graphical interfaces shall be designed in a professional manner with the objective of providing a sharp, uncluttered image and ease of use. It is expected that the user will not be required to step through primarily advertising screens on such user’s search to relevant Real Property Ads unless such user so elects by deliberate mouse click (or an equivalent action). Operator may in its sole discretion make changes to the features (“features” shall not be deemed to include the underlying content displayed within such features), design and layout of the Domain Site and to the functionality of the user interface of the Domain Site (except for any change in the color or presentation of the marks covered by the Trademark Agreement). Operator shall provide RIN with seventy two (72) hours advance written notice of any significant change implemented pursuant to this section along with a sufficiently detailed explanation of the change to enable the RIN staff to be able to brief the RIN directors and/or respond to member inquiries.

With respect to content which may appear on the Domain Site:
(1)	Operator may add content to Real Property Ads without the approval of RIN. In the event that Operator adds to Real Property Ads content that is not either supplied to Operator by Data Content Providers or expressly approved by RIN, or Operator adds features or

* Confidential Treatment Requested – Confidential portions of this document have been redacted pursuant to an application submitted to the U.S. Securities and Exchange Commission requesting confidential treatment of the omitted portions; such omitted portions have been filed separately with the Commission.

functionality pursuant to 5.4(b) above, Operator shall provide listing brokers [----- * -----]; provided, however, that such [----- * -----] shall be at no-cost to the listing brokers, shall be on an unbundled basis ( e.g., on a content category by content category basis) and, as soon as technically possible (which Operator shall make commercially reasonable efforts to achieve), shall be on a listing by listings basis.

(2)	Notwithstanding the foregoing, Operator may not add the following content to the Domain Site without the prior consent of RIN (such consent shall be in RIN’s sole discretion):
(A)	Information with respect to real estate being offered for lease or sale directly by the owner thereof without the assistance of a licensed real estate broker or salesperson, except to the extent otherwise provided in Section 5.7(f);

(B)	The names of property owners, whether any property is presently occupied or vacant, or content, if any, restricted or prohibited from display pursuant to the terms of the applicable Data Content Provider Agreement;

(C)	Any automated valuation models (“AVMs”) generated by Operator or its Controlled Entities; provided, however that Operator may display AVMs generated by third party(ies) [----- * -----];

(D)	Changes to Schedule A inconsistent with Section 5.7(a);

(E)	Changes and/or content that would result in the home page being inconsistent with Section 5.4(c) below; or

(G)	Content which is illegal or which would violate NAR’s code of ethics.
(3)	Operator and RIN commit to hold regular meetings between their content teams to discuss their respective content strategies and shall bring to the other party’s attention any new or unique content a party believes the other party would find interesting. In addition, unless otherwise restricted by this Amendment, Operator may in its sole discretion add such content to the Domain Site as is, or may be, contained on any Competitor Website.

(4)	In addition, Operator may recommend to RIN additions to content that it reasonably believes will improve the Domain Site. Any such request to add content to the Domain Site shall be in sufficient detail to enable RIN to reasonably determine the nature of scope of the content being requested to be added to the Domain Site. Any such content (expressly excluding any content that is added to the Domain Site in accordance with Sections 5.4(b)(1) and 5.4(b)(3) hereof) shall be subject to the approval of RIN (which approval shall not be unreasonably withheld) prior to its addition to the site. RIN shall approve or deny each such request for approval within ten (10) Business Days of Operator’s submission of such request, and in the event that RIN fails to respond to any such request within such ten (10) Business Day period, then such request shall be deemed to be approved.

* Confidential Treatment Requested – Confidential portions of this document have been redacted pursuant to an application submitted to the U.S. Securities and Exchange Commission requesting confidential treatment of the omitted portions; such omitted portions have been filed separately with the Commission.

(5)	In addition, RIN may recommend to Operator additions to content or functionality that it reasonably believes will improve the Domain Site. Any such request to add content to the Domain Site shall be in sufficient detail to enable Operator to reasonably determine the nature of scope of the content being requested to be added to the Domain Site. Any such content shall be subject to the approval of Operator (which approval shall not be unreasonably withheld) prior to its addition to the site. Operator shall approve or deny each such request for approval within ten (10) Business Days of RIN’s submission of such request, and in the event that Operator fails to respond to any such request within such ten (10) Business Day period, then such request shall be deemed to be approved.

(6)	Notwithstanding the foregoing or any other provision contained herein, any content appearing on (or derived from content appearing on) the Domain Site on or before the Amendment Effective Date, excluding any new content in beta testing of changes to the Domain Site as of the Amendment Effective Date, shall be deemed to be approved content, as if the same had been approved by RIN pursuant to Section 5.4(b)(4) hereof.

(7)	Notwithstanding the foregoing, Operator may not make any changes to the following “Find-a-Realtor” features or functionality on the Domain Site without the prior consent of RIN (such consent shall be in RIN’s sole discretion):
(i)	Search results and the sort order of REALTORS® or offices returned in a search in the feature;

(ii)	Any display of NAR marks, designations and/or certifications;

(iii)	Which designations or certifications may be displayed (i.e., NAR family designations & certifications may only be displayed);

(iv)	Directory to include REALTORS® only;

(v)	Use or display of any REALTOR® productivity statistics (e.g., active listing counts, sold transactions), subject to the listing brokers ability to opt-out and permit the display of such content;

(vi)	Consumer evaluations or ratings of REALTORS® or real estate brokerages;

(vii)	Basic and advanced search criteria for Find-a-REALTOR®;

(viii)	NRDS data provided for Find-a-REALTOR® may not be re-purposed in any way;

(ix)	Operator shall take reasonable commercial steps to protect the content within Find-a-REALTOR from unauthorized use by third parties; or

(x)	How member data is used for teams or other entities that are not based on a primary member or office record.
3. The following language in the first sentence of Section 5.4(c) is hereby deleted: “The design and layout for the main home page (introductory screen) for the Domain Site shall be prepared and submitted by Operator to NAR for its approval (which approval shall not be unreasonably withheld or delayed);”. In addition, the second sentence of Section 5.4(c) is hereby deleted in its entirety. Also, Operator hereby agrees that the home page of the Domain Site shall provide a visual and electronic link to houselogic.com and Realtors Property Resource, and RIN agrees that the home page of

houselogic.com shall provide a visual and electronic link to the Domain Site of equal prominence as the link on the Domain Site for houselogic.com.
4. The “$5,000” referenced in Section 5.7(a) is hereby replaced with “30,000”.
5. The first sentence of Section 5.7(d) shall be amended to read in its entirety as follows: “Except as provided in Section 5.4(b)(1), no advertisements from Restricted Advertisers shall be placed on, or linked from, a Data Content Provider’s Real Property Ad that shows information on a single property, except to the extent that such advertisements have been or may be approved by RIN.”
IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first set forth above.

REALTORS® INFORMATION NETWORK, INC.
By:	/s/ Robert A. Goldberg

Name:	Robert A. Goldberg

Title:	Pres & CEO

REALSELECT, INC.
By:	/s/ James S. Caulfield

Name:	James S. Caulfield

Title:	EVP & General Counsel